EXHIBIT  5  -  LEGAL  OPINION AND CONSENT

CHARLES BARKLEY

ATTORNEY AT LAW

6201 FAIRVIEW ROAD	TELEPHONE (704) 944-3173
SUITE 200	FAX (704) 944-4280
CHARLOTTE, NORTH CAROLINA 28210	gopublic2@aol.com

February 10, 2005

Board  of  Directors
Amstar International, Inc.
10851 Scarsdale Boulevard, Suite 800
Houston, TN 77089

Re:  Amstar International, Inc.

Gentlemen:

I have served as counsel to Amstar International, Inc. (the “Company”), a Nevada corporation, in connection with its filing of a registration statement on Form SB-2, under the Securities Act of 1933, as amended, relating to the registration of certain securities. This opinion pertains to shares of common stock registered for sale by the Selling Security Holders in the transactions described in the registration statement.

I have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

Based on the foregoing, it is my opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares of common stock sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in such registration statement.

Very  truly  yours,

Charles W. Barkley